Exhibit 99.1

Victory Acquisition Corp. Proposed Merger Agreement with TouchTunes Corp. Terminated

JACKSON, Wyoming, April 24, 2009 — Victory Acquisition Corp. (“Victory”) (NYSE Amex: VRY) , a specified purpose acquisition company (SPAC), today announced the termination of the proposed merger with TouchTunes Corporation (“TouchTunes”). As previously announced, Victory and TouchTunes had entered into a merger agreement pursuant to which TouchTunes would have become a wholly-owned subsidiary of Victory following approval of the merger by Victory’s stockholders (“Merger”).

Through a special meeting of stockholders, holders of more than 20% of Victory’s common stock issued in Victory’s IPO (“Public Offering”) voted against the Merger and sought conversion. As a result, the Merger cannot be completed and Victory will be liquidated.

Jonathan Ledecky, President and Secretary of Victory, stated that, “Despite significant progress towards completing this merger, particularly given extremely challenging economic conditions and tight time constraints, we were not able to complete this merger ahead of the SPAC’s expiration date. We are grateful to all of our investors who supported this merger. We also want to thank the Securities and Exchange Commission for working so diligently to clear our proxy in a most responsive and timely manner. We are also extremely appreciative of Citigroup’s tireless efforts for coordinating invaluable interaction with the investment community. We also want to thank our counsel, Graubard Miller, for taking a deal from term sheet to effective proxy in 30 days.”

“TouchTunes is an exceptional company with a strong track record that was well received by the market. We wish them continued success as they grow the business and continue to innovate.” said Eric Watson, Victory’s Chairman. “We believe that TouchTunes has some game-changing products and a highly talented management team.”

Watson continued, “While the deal was not able to be consummated, Victory and our board delivered to shareholders in a difficult economic environment the key benefits of a SPAC structure—capital preservation and a high growth investment option. We continue to see a significant flow of deal opportunities for our other SPAC, Triplecrown Acquisition Corp., and hope to apply the lessons we have learned in this transaction.”

As a result of the Merger not being consummated, Victory will be liquidated. Pursuant to the Delaware General Corporation Law, Victory will pay or make reasonable provision for all existing claims and obligations, including all contingent, conditional, or unmatured contractual claims known to Victory, and will provide compensation for any claims that have not been made known to Victory or that have not arisen but that, based on facts known to Victory at this time, are likely to arise or to become known to Victory within 10 years after such date. Victory cannot make any assurance as to when such plan will be completed and when liquidation distributions will be made.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Victory’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

About TouchTunes Corporation

TouchTunes develops, manufactures and sells interactive digital entertainment systems that are designed to provide innovative digital entertainment content and highly-targeted advertising services to a network of approximately 38,000 out-of-home locations in North America, such as bars, restaurants, retailers and other businesses. TouchTunes’ digital jukebox and other digital entertainment systems and services are provided, under a usage-based revenue model, through long-term agreements with TouchTunes’ distribution channel of more than 2,800 amusement vendor operators and through direct sales to national and regional chains, primarily restaurants. TouchTunes’ wholly-owned subsidiary, TouchTunes Music Corporation, introduced the world’s first digital-downloading, pay-per-play commercial jukebox in 1998 and now operates one of the largest out-of-home interactive entertainment networks in the United States. Since mid-2007, TouchTunes has expanded its entertainment network offering, through acquisitions and product development, to include a wireless, portable entertainment system, an interactive advertising platform on the jukebox and an in-location television-based advertising and content solution. For further information on TouchTunes, please visit www.touchtunes.com.

About Victory Acquisition Corp.

Victory Acquisition Corp. is a specified purpose acquisition company formed by veteran investors and entrepreneurs Jonathan Ledecky and Eric Watson for the purpose of effecting a merger, capital stock exchange, asset acquisition or similar business combination with an operating business. Victory raised $330 million in an initial public offering in April 2007. Victory has 40.5 million shares outstanding along with 38 million warrants convertible into shares at an exercise price of $7.50. It currently has approximately $330 million held in a trust account. For further information on Victory Acquisition Corp. please go to www.victoryacq.com.

The information on Victory’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings either Victory or TouchTunes makes with the SEC.

Contact:

Sloane & Company

Nevin Reilly

212-446-1893

nreilly@sloanepr.com